UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 11, 2006
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact name of registrant as specified in its charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification No.

145 Belmont Drive, Somerset, New Jersey, 08873
Address of principal executive offices, including Zip Code

(732) 271-9090
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into Material Definitive Agreements.

The following is a description of an amendment to the EMCORE Corporation ("EMCORE" or the "Company") Fiscal 2006 Executive Bonus Plan (the "Fiscal 2006 Executive Bonus Plan"), provided pursuant to Item 601(b)(10)(iii) of Regulation S-K, which requires a written description of a compensatory plan when no formal document contains the compensation information.

On May 11, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of EMCORE amended the Fiscal 2006 Executive Bonus Plan as follows:

    1. The bonus target for the Chief Operating Officer, Mr. Scott T. Massie, was increased to 70% of his base salary (from 60%).

    2. A pool of $600,000 has been authorized for supplemental bonuses to the other members of the executive management team (the Chief Executive Officer, the Chief Financial Officer, the Chief Technology Officer, and the Chief Legal Officer). The supplemental bonus pool will be payable upon the attainment of certain corporate milestones specified by the Compensation Committee. Upon the attainment of such milestones, the Chief Executive Officer will submit his recommendation on the allocation of the bonus pool to the Compensation Committee for approval.

In addition to these amendments to the Fiscal 2006 Executive Bonus Plan, the Compensation Committee voted to award the Chief Operating Officer, Mr. Scott T. Massie, a discretionary bonus of $100,000. The discretionary bonus awarded by the Compensation Committee to Mr. Massie was in recognition of his efforts and services that contributed to the significant appreciation of the Company’s common stock during fiscal 2006. The bonus also was meant to incentivize Mr. Massie to remain with the Company and to continue to assist in implementing the Company’s strategic goals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
By: /s/ Thomas G. Werthan Thomas G. Werthan Chief Financial Officer

Dated:    May 17, 2006